Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 1700 K Street NW Washington, D.C. 20006 O: (202) 973-8800 f: (866) 974-7329

March 18, 2026
BlackSky Technology Inc.
2411 Dulles Corner Park, Suite 300
Herndon, Virginia 20171
Re: Registration Statement on Form S-8
To Whom It May Concern:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by BlackSky Technology Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 1,811,087 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share, to be issued under the 2021 Equity Incentive Plan (the “2021 Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the 2021 Plan.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the 2021 Plan and pursuant to the agreements that accompany the 2021 Plan, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI Professional Corporation